UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 18, 2020

The ExOne Company

(Exact name of registrant as specified in its charter)

Delaware	001-35806	46-1684608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

127 Industry Boulevard North Huntingdon, Pennsylvania		15642
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (724) 863-9663

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	XONE	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”) (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 18, 2020, The ExOne Company (the “Company”), as borrower, and ExOne Americas LLC and ExOne GmbH, subsidiaries of the Company, as guarantors (collectively, the “Loan Parties”), amended their Credit Agreement with LBM Holdings LLC (“LBM”), a related party. The First Amendment to the Credit Agreement (the “Amendment”) (i) reduced the amount of the revolving credit facility to $10,000,000, (ii) extended the term of the credit facility until March 31, 2024, (iii) increased the commitment fee to 100 basis points, or 1.00%, on the unused portion of the credit facility, and (iv) provided a process for the replacement of the LIBOR index after 2021. In addition, the German accounts receivable of the Loan Parties will no longer serve as collateral for borrowings under the amended credit facility.

LBM was determined to be a related party based on common control by S. Kent Rockwell, the Chairman of the Board of Directors of the Company (the “Board”). Accordingly, the Company does not consider the credit facility with LBM to be indicative of a fair market value lending. Prior to execution, the Amendment was reviewed and approved by the Audit Committee of the Board and subsequently by a sub-committee of independent members of the Board.

The foregoing description of the Amendment does not purport to be complete. A copy of the Amendment is expected to be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously disclosed, on December 10, 2019, ExOne Property GmbH and ExOne GmbH, the German subsidiaries of the Company (the “Subsidiaries”), entered into a purchase agreement (the “Purchase Agreement”) with Solidas Immobilien und Grundbesitz GmbH, a private, unaffiliated German real estate investor (the “Buyer”), for the sale of the Company’s European headquarters and manufacturing facility in Gersthofen, Germany (the “Facility”) for a cash price of €17.0 million (or approximately $18.5 million). Concurrently with the execution of the Purchase Agreement, ExOne GmbH and the Buyer entered into a rental contract (the “Lease”) for the leaseback of the Facility for an initial aggregate annual rent totaling €1.5 million (or approximately $1.7 million), plus applicable taxes, which is fixed during the initial three-year term and is subject to adjustment on an annual basis (in accordance with the consumer price index for Germany) during the two five-year option extension periods. The sale-leaseback transaction closed on February 18, 2020.

English translations of the Purchase Agreement and the Lease are expected to be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The ExOne Company
(Registrant)

February 18, 2020	/s/ Douglas D. Zemba
(Date)	Douglas D. Zemba Chief Financial Officer